Exhibit 99.1

NEWS RELEASE

CareDx, Inc. Reports Fourth Quarter and Full Year 2014 Financial Results

Company Provides Financial Guidance for 2015 and Provides Product Development Update

Brisbane, CA —March 17, 2015—CareDx, Inc. (Nasdaq: CDNA), a molecular diagnostics company focused on the development and commercialization of clinically differentiated, high value, non-invasive surveillance solutions for transplant recipients, today reported financial results for the three months and full year ended December 31, 2014.

Recent Financial Highlights:

•	For the full year 2014, revenues were $27.3 million versus $22.1 million in 2013, an increase of 24%.

•	Revenue from AlloMap, the Company’s flagship molecular diagnostic surveillance solution, grew to $25.8 million in 2014 compared to $21.7 million in 2013, an increase of 19%.

•	Net income for the full year 2014 was $0.8 million versus a net loss of $3.5 million in 2013.

•	Total revenues for the fourth quarter were $8.0 million, an increase of 36% over the same period in 2013. Total revenue in the quarter included a one-time payment from LabCorp of $1.1 million related to a transfer of certain rights to a lupus project.

•	Fourth quarter AlloMap revenues were $6.7 million, an increase of 16% over the same period in 2013.

•	Entered into a secured credit facility with East West Bank in January 2015 for up to $20 million that provides more favorable terms than the Company’s previous credit facility, which was repaid with the initial draw of $16 million, and adds $6-$10 million to the balance sheet.

“I’m pleased to report another quarter of year-over-year revenue growth, as our AlloMap surveillance solution for heart transplant patients continues to achieve wide patient adoption in transplant centers,” said President and Chief Executive Officer, Peter Maag. “We are at an

exciting point in the Company’s history, as the confluence of the growth of AlloMap usage, the expansion of our leadership team with experts in diagnostic technology, and progress towards a compelling market opportunity with cell-free DNA surveillance for heart and kidney transplant recipients positions us well to improve the care of post-transplant patients.”

Recent Business Highlights:

•	AlloMap was used for heart transplant patients approximately 3,100 times in the fourth quarter of 2014, representing an increase of 14% versus the same period in 2013.

•	Increased enrollment in AlloMap Registry Study (OAR), which identifies opportunities in study centers with respect to protocol adherence and patient identification. Over 1,000 OAR samples from 364 patients have been received as of December 31, 2014.

•	Results of the e-IMAGE trial were accepted for publication by Circulation, the medical journal of the American Heart Association. The e-IMAGE study observed clinical outcomes of heart transplant recipients who underwent rejection surveillance management with AlloMap beginning at 55 days post-transplantation.

•	Received positive coverage decisions from two Medicare Administrative Carrier (MAC) jurisdictions for AlloMap, raising coverage to four of the 12 MAC jurisdictions.

•	Progressed testing of CareDx’s cell-free DNA test for heart transplant patients in the D-OAR registry, a sub-study of OAR that investigates the use of cell-free DNA on a research use only basis. Tested previously collected cardiac blood samples (CARGO II study) and prepared findings for publication.

•	Used previously collected kidney blood samples (KARGO study) to generate insights into further development of the Kidney program.

•	Diaxonhit, the Company’s exclusive commercial partner in Europe and a leader in specialty in-vitro diagnostics for transplantation, infectious diseases and cancer, entered into an agreement with the Strasbourg University Hospital (HUS) to perform AlloMap testing in its lab for European patients.

•	Strengthened leadership team with the addition of two experts in the diagnostic space: Dr. John J. Sninsky, Ph.D., joined the Company as Chief Scientific Officer and William A. Hagstrom was appointed to the Company’s Board.

“Entering 2015, our foundation is strong, and we are looking ahead to an exciting year. While we continue to pursue AlloMap adoption, a primary objective is advancing our cell-free DNA surveillance program. Additional testing has shown us that our existing sample sets of heart and kidney transplant patients will need to be augmented by an additional sample collection effort. Accordingly, we are focusing our internal efforts on the clinical validation of cell-free DNA in kidney transplant patients by initiating the DART study. We continue to believe that our rejection surveillance management solutions could play an important role in the estimated $1 billion post-transplant surveillance market in solid organ transplantation, and we seek to help clinicians address critical unmet medical needs,” concluded Maag.”

Fourth Quarter Financial Results

Revenue for the three months ended December 31, 2014 increased 36% to $8.0 million, from $5.9 million in the same period in 2013. Of the $8.0 million in revenue, $1.1 million was associated with the payments from LabCorp.

For the fourth quarter of 2014, net loss was $5,000 and basic and diluted net income per share was $0.00.

Cash and cash equivalents were $36.4 million as of December 31, 2014.

Full Year Financial Results

Revenue for the fiscal year ended December 31, 2014 rose 24% to $27.3 million, from $22.1 million for fiscal year 2013.

Total operating expenses for fiscal year 2014 were $26.1 million, an increase of 13% compared to the same period of 2013. Several one-time line items reduced operating expenses and other income during the year by approximately $3.2 million. First was a $1.2 million benefit in operating expenses resulting from a change in valuation of a future milestone payment. Second, a $1.5 million tax benefit associated with an acquisition that was made in the second quarter. Third was a one-time benefit to cost of testing of approximately $500,000 from the settlement of a license fee dispute.

Net income for fiscal year 2014 was $781,000 compared to a net loss of $3.5 million for fiscal year 2013. Basic and diluted income per share were $0.13 and $0.10 for fiscal year 2014 compared to a $3.50 loss for both basic and diluted earnings per share for fiscal year 2013.

2015 Guidance

CareDx is providing guidance for the full year of 2015:

•	Revenue is expected to be in the range of $28 million to $30 million.

Conference Call

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Individuals interested in listening to the conference call may do so by dialing (855) 420-0616 for domestic callers or (678) 304-6848 for international callers. Please reference Conference ID: 21235007. To listen to a live webcast, please visit the investor relations section of CareDx’s website at: www.CareDx.com.

A replay of the call will be available beginning March 17, 2015 at 4:30pm PT/7:30pm ET through midnight on March 18, 2015. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 73593758. The webcast will also be available on CareDx’s website for one year following the completion of the call.

About CareDx

CareDx, Inc., based in Brisbane, California, is a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value, non-invasive diagnostic surveillance solutions for transplant recipients. The Company has commercialized AlloMap®, a gene expression test that aids clinicians in identifying heart transplant recipients with stable graft function who have a low probability of moderate/severe acute cellular rejection. CareDx is also pursuing the development of additional products for post-transplant monitoring of other solid organs that use a variety of technologies, including next generation sequencing to detect donor-derived cell free DNA to monitor the health of organs after transplantation. The Company is currently investigating a research use only donor-derived cell free DNA-based test for heart transplant recipients. For more information, please visit: www.CareDx.com.

Abbreviations used in this press release include:

CARGO II: Cardiac Allograft Rejection Gene Expression Observational (CARGO) II Study

OAR: Outcomes AlloMap Registry

D-OAR: Utility of Donor-Derived Cell-free DNA in Association with Gene-Expression Profiling (AlloMap®) in Heart Transplant Recipients

KARGO: Kidney Allograft Rejection Gene Expression Observational Study

DART: Circulating Donor-Derived Cell-free DNA in Blood for Diagnosing Acute Rejection in Kidney Transplant Recipients

Forward Looking Statements

In addition to the historical information, this press release contains forward-looking statements with respect to our business, research, development and commercialization efforts and anticipated future financial results. These forward-looking statements are based upon information that is currently available to us and our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including risks relating to our development and commercialization of additional diagnostic solutions including cell-free DNA, which is a lengthy and complex process that may not be successful, our dependence on the sales of one test, AlloMap, for substantially all of our current revenue, our dependence on Medicare for a substantial portion of our revenue, our dependence on health insurers and other third-party payers to provide coverage for our current test and future tests, if any, and risks of increased competition from other market participants, many of whom have substantially greater resources than us. These factors, together with those that are described in greater detail in the prospectus filed by us with the SEC on July 18, 2014, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our results for the quarter and year ended December 31, 2014 are not necessarily indicative of our operating results for any future periods.

Investor Relations Contact:

Westwicke Partners

Leigh J. Salvo

(415) 513-1281

Leigh.salvo@westwicke.com

—Financial Tables Follow—

CareDx, Inc.

Statements of Operations

(In thousands, except share and per share data)

	Three-month Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Revenue:
Testing revenue	$6,697	$5,816	$25,842	$21,672
Collaboration and license revenue	1,255	39	1,464	426

Total revenue	7,952	5,855	27,306	22,098

Operating expenses:
Cost of testing	2,204	2,333	8,541	9,078
Research and development	1,298	660	3,846	3,176
Sales and marketing	1,635	1,323	6,472	5,892
General and administrative	2,349	1,030	8,436	4,809
Change in estimated fair value of contingent consideration	37	—	(1,239)	—

Total operating expenses	7,523	5,346	26,056	22,955

Income (loss) from operations	429	509	1,250	(857)

Interest expense, net	(389)	(546)	(2,116)	(2,149)
Other (expense) income, net	(45)	(525)	147	(536)

Loss before income taxes	(5)	(562)	(719)	(3,542)
Income tax benefit	—	—	1,500	—

Net (loss) income	($5)	($562)	$781	($3,542)

Net (loss) income per share:
Basic	—	$(0.56)	$0.13	$(3.50)

Diluted	$—	$(0.56)	$0.10	$(3.50)

Shares used to compute net (loss) income per share:
Basic	11,802,241	1,011,136	5,815,928	1,010,795

Diluted	12,129,058	1,011,136	9,283,001	1,010,795

CareDx, Inc.

Balance Sheets

(In thousands)

	As of December 31,
	2014	2013

Assets
Current assets:
Cash and cash equivalents	$36,431	$5,128
Accounts receivable	2,687	2,270
Inventory	686	518
Prepaid and other assets	542	255

Total current assets	40,346	8,171
Property and equipment, net	1,968	1,553
Intangible assets, net	6,650	—
Goodwill	12,005	—
Restricted cash	147	147
Other noncurrent assets	25	2

Total assets	$61,141	$9,873

Liabilities, convertible preferred stock, and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,128	$618
Accrued payroll liabilities	1,684	1,386
Accrued and other liabilities	1,616	1,048
Accrued royalties	241	—
Deferred revenue	505	80
Current portion of long-term debt	5,961	4,461

Total current liabilities	11,135	7,593
Accrued royalties	—	2,804
Deferred rent, net of current portion	1,684	1,885
Deferred revenue, net of current portion	471	1,623
Long-term debt, net of current portion	5,451	10,914
Convertible preferred stock warrant liability	—	525
Contingent consideration	1,074	—
Other Liabilities	28	—

Total liabilities	19,843	25,344
Convertible preferred stock	—	135,202
Stockholders’ equity (deficit):
Common stock	12	1
Additional paid-in capital	200,661	9,482
Accumulated deficit	(159,375)	(160,156)

Total stockholders’ equity (deficit)	41,298	(150,673)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$61,141	$9,873